PROSPECTUS and	PRICING SUPPLEMENT NO. 5
PROSPECTUS SUPPLEMENT, each	Dated August 23, 2011
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $15,000,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 1.850% Senior Notes Due September 15, 2016

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP:	24422ERF8

Date of Issue:	August 26, 2011

Maturity Date:	September 15, 2016

Principal Amount:	$500,000,000

Issue Price:	99.947%

Interest Payment Dates:	Semi-annually on each March 15 and September 15, commencing on March 15, 2012

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.850% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:
Name	Principal Amount Of Notes
Deutsche Bank Securities Inc.	$225,000,000.00
J.P. Morgan Securities LLC	225,000,000.00
BNP Paribas Securities Corp.	16,666,666.67
Morgan Stanley & Co. LLC	16,666,666.67
Santander Investment Securities Inc.	16,666,666.66
Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.597% plus accrued interest from August 26, 2011 if settlement occurs after that date.